Contact:	Tiana Gorham Biopure Corporation (617) 234-6826 IR@biopure.com

Exhibit 99.1
FOR IMMEDIATE RELEASE
BIOPURE APPOINTS OFFICER AND REGAINS NASDAQ LISTING
COMPLIANCE
CAMBRIDGE, Mass., October 17, 2007 — Biopure Corporation (Nasdaq: BPURD BPUR) announced today that the board of directors has elected R. Todd Wood as the company’s Vice President—Operations and Acting Chief Financial Officer. In addition, Biopure announced that it has received notification from The Nasdaq Stock Market that the company has regained compliance with the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Markets, pursuant to Marketplace Rule 4310(c)(4).
As previously announced, CFO Francis H. Murphy, age 69, has advised the company of his intention to retire by December 14, 2007. Mr. Wood, age 35, has been a consultant to the company since earlier this year, serving as a director of business development. Mr. Wood’s background includes founding and serving as CEO of a software company, financial consulting and advisory services with Morgan Stanley and Merrill Lynch and various other technology and systems positions. Mr. Wood holds the MBA cum laude from the University of Notre Dame. Mr. Murphy has agreed to remain at Biopure during a transition period.
Biopure Corporation
Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure® [hemoglobin glutamer — 250 (bovine)], or HBOC-201, is being sold in South Africa for the treatment of surgical patients who are acutely anemic. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer — 200 bovine)], or HBOC-301, the only oxygen therapeutic approved by both the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold approximately 186,000 units of Oxyglobin, which have been used to treat an estimated 100,000 animals.
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